EXHIBIT 99.6

FORM OF NOMINEE HOLDER CERTIFICATION

The undersigned, a bank, broker, trustee, depository or other nominee holder of rights (the “Rights”) to purchase depositary units of Icahn Enterprises L.P. (the “Partnership”) pursuant to the rights offering (the “Rights Offering”) described in the Partnership’s prospectus dated [                       ], hereby certifies to the Partnership and to Registrar and Transfer Company, as subscription agent and information agent for the Rights Offering, that the undersigned has:

(1) exercised the number of Rights specified below on behalf of beneficial owners (which may include the undersigned); and

(2) listed separately below for each beneficial owner (without identifying the beneficial owner) the number of Rights each beneficial owner has elected to exercise.

The undersigned further certifies that each subscriber for whose account the undersigned is subscribing for depositary units is a bona fide beneficial owner of depositary units as of the record date for the Rights Offering and that such beneficial ownership is reflected on the undersigned’s records. The undersigned agrees to provide the Partnership or its designee with such additional information as the Partnership deems reasonably necessary to verify the foregoing.

Number of depositary units Owned on the Record Date	Number of Basic Subscription Rights Exercised	Number of Over-Subscription Rights Exercised

Provide the following information if applicable:

Depository Trust Company (“DTC”):

Participant Name:

DTC Participant Number:

DTC Basic Subscription Confirmation Number (s):

By:

Name:

Title:

1